PROSPECTUS SUPPLEMENT

(To Prospectus dated February 9, 2021)

KARTOON STUDIOS, INC.

3,974,050 Shares of Common Stock

__________________________

This Prospectus Supplement supplements and amends the prospectus dated February 9, 2021 (the “Prospectus”) of Kartoon Studios, Inc. (the “Company”), covering the resale by the selling stockholders named in the Prospectus (the “Selling Stockholders”) of 3,974,050 shares of common stock of the Company (as adjusted for the reverse stock split which occurred on February 10, 2023), par value $0.001 per share (“Common Stock”), issuable upon exercise of certain outstanding common stock purchase warrants of the Company (the “January 2021 Warrants”).

On June 26, 2023, the Company and certain of the Selling Stockholders (the “Participants”) entered into warrant exercise inducement offer letters (the “Letter Agreements”), pursuant to which the Company agreed to amend the Participants’ January 2021 Warrants to reduce the exercise price per share of Common Stock to from $23.70 to $2.50 and the Participants agreed to exercise their January 2021 Warrants (the “Exercise”). In consideration for the Exercise, the Participants also received separate unregistered common stock purchase warrants of the Company.

Other than the reduction in the per share exercise price for the January 2021 Warrants, all other terms and provisions of the January 2021 Warrants remain unchanged. In connection with the Exercise, the Company received aggregate gross proceeds of approximately $6.0 million.

This Prospectus Supplement is being filed to update the information in the Prospectus with the information summarized above and contained in the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2023. You should read this Prospectus Supplement, together with additional information described under the headings “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” in the Prospectus carefully before you invest in our securities.

Investing in our securities involves risks. See “Risk Factors” beginning on page 3 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 27, 2023.